Exhibit 10.29

CONSOLIDATED-TOMOKA LAND CO.

PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement (this “Agreement”) is made as of the ____ day of ___________, 201__ (the “Grant Date”), by and between CONSOLIDATED-TOMOKA LAND CO., a Florida corporation (the “Company”) and _________________ (“Grantee”).

Background

The Company has adopted the Amended and Restated Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan, as amended from time-to-time (the “Plan”), which is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”).  Section 8 of the Plan provides that the Committee shall have the discretion and right to grant Performance Shares, subject to the terms and conditions of the Plan and any additional terms provided by the Committee.  The Committee has granted Performance Shares to Grantee as of the Grant Date pursuant to the terms of the Plan and this Agreement.  Grantee desires to accept the grant of Performance Shares and agrees to be bound by the terms and conditions of the Plan and this Agreement.  Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to such terms in the Plan.

Agreement

1.         Award of Performance Shares.  Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to Grantee ________________________  (______) Performance Shares (the “Performance Shares”) as of the Grant Date.  The extent to which Grantee’s rights and interest in the Performance Shares become vested and non-forfeitable shall be determined in accordance with the provisions of Section 2 of this Agreement.  The Committee has determined that the Performance Shares are intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m), and therefore the Committee designates the grant of Performance Shares as a Qualified Performance-Based Award.  The grant of the Performance Shares is made in consideration of the services to be rendered by Grantee to the Company.

2.         Performance Vesting.  The vesting of Grantee’s rights and interest in the Performance Shares shall be determined in accordance with the performance vesting criteria set forth in Exhibit A hereto.  In addition to such vesting criteria, Grantee must remain in continuous employment with the Company or one of its Subsidiaries from the Grant Date through the end of the Performance Period in order to have a vested and nonforfeitable right to the Performance Shares, and any termination of employment prior to the end of the Performance Period shall result in the forfeiture of the Performance Shares.  Notwithstanding the foregoing, Grantee’s rights and interest in the Performance Shares, unless previously forfeited, shall fully vest upon Grantee’s termination of employment (a) without “Cause” (as such term is defined in Grantee’s employment or similar agreement) or (b) for “Good Reason” (as such term is defined in Grantee’s employment or similar agreement), in each case, at any time during the 24-month period following a Change in Control.

3.         Shareholder Rights; Restrictions on Transfer.

(a)        Grantee shall not have any right to vote any Performance Shares and shall not receive any dividends with respect to any unvested Performance Shares.  Notwithstanding the foregoing, if the Company declares and pays dividends on its outstanding Shares during the Performance Period, Grantee will be entitled to have dividend equivalents accrued with respect to the Performance Shares.  Such dividend equivalents shall vest or be forfeited in the same manner and to the same extent as the Performance Shares to which they relate, and shall, to the extent they become vested, be paid to Grantee in cash no later than sixty (60) days after the conclusion of the Performance Period.

(b)        Except as otherwise provided for in Section 12 of the Plan, the Performance Shares may not be sold, assigned, transferred, pledged or otherwise disposed of by Grantee.  Any attempt to transfer the Performance Shares in violation of this Section 3(b) shall render the Performance Shares null and void.

4.         Taxes.  Grantee shall pay to the Company all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Performance Shares.  Such payment shall be made in full, at Grantee’s election, in cash or check, by withholding from Grantee’s next normal payroll check, or by the tender of Shares of the Company’s common stock (including the withholding of Shares otherwise issuable upon vesting of the Performance Shares, provided that the number of Shares so withheld does not exceed the amount necessary to satisfy the maximum statutory tax rates in the Grantee’s applicable jurisdictions).  Shares tendered or withheld as payment of required withholding shall be valued at the closing price per share of the Company’s common stock on the date such withholding obligation arises.

5.         No Effect on Employment or Rights under Plan.  Nothing in the Plan or this Agreement shall confer upon Grantee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of Grantee regardless of the effect of such termination of employment on the rights of Grantee under the Plan or this Agreement.  If Grantee’s employment is terminated for any reason whatsoever (and whether lawful or otherwise), Grantee will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of Grantee’s rights or benefits (actual or prospective) under this Agreement or any Award (including any unvested portion of any Performance Shares) or otherwise in connection with the Plan.  The rights and obligations of Grantee under the terms of Grantee’s employment with the Company or any Subsidiary will not be affected by Grantee’s participation in the Plan or this Agreement, and neither the Plan nor this Agreement form part of any contract of employment between Grantee and the Company or any Subsidiary.  The granting of Awards (including the Performance Shares) under the Plan is entirely at the discretion of the Committee, and Grantee shall not in any circumstances have any right to be granted any other award concurrently or in the future.

6.         Governing Law; Compliance with Law.

(a)        This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without regard to conflict of law principles.

(b)        The issuance and transfer of Performance Shares shall be subject to compliance by the Company and Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s securities may be listed.  No Performance Shares, or any share of common stock underlying such Performance Shares, shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

(c)        A legend may be placed on any certificate(s) or other document(s) delivered to Grantee indicating restrictions on transferability of the Performance Shares pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of any applicable federal or state securities laws or any stock exchange on which the Company’s securities may be listed.

7.         Successors.  This Agreement shall inure to the benefit of, and be binding upon, the Company and Grantee and their heirs, legal representatives, successors and permitted assigns.

8.         Severability.  In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

9.         Entire Agreement.  Subject to the terms and conditions of the Plan, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations.

10.         Headings.  Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

11.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

12.         No Impact on Other Benefits.  The value of the Performance Shares is not part of Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

13.         Additional Acknowledgements.  By their signatures below, Grantee and the Company agree that the Performance Shares are granted under and governed by the terms and conditions of the Plan and this Agreement.  Grantee has reviewed in their entirety the prospectus that summarizes the terms of the Plan and this Agreement, has had an opportunity to request a copy of the Plan in accordance with the procedure described in the prospectus, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement.  Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement.

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IN WITNESS WHEREOF, the Company and Grantee have executed this Agreement as of the Grant Date set forth above.

CONSOLIDATED-TOMOKA LAND CO.

BY:
Name:
Chairman, Compensation Committee

I have read the Amended and Restated Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan adopted on April 28, 2010, and as amended on April 24, 2013, April 23, 2014, and August 8, 2016, and by my signature I agree to be bound by the terms and conditions of said Plan and this Agreement.

Date:
Name:

EXHIBIT A

VESTING OF PERFORMANCE SHARES (3-YEAR PERFORMANCE)

1.         Vesting of Performance Shares:

The number of Performance Shares that shall vest under this Agreement shall be based upon the following performance goal: The Company’s Total Shareholder Return as compared to the Total Shareholder Return of the Company’s Peer Group during the Performance Period, as further described below.  Upon (a) the expiration of the Performance Period, and (b) the Committee’s determination and certification of the extent to which the performance goal has been achieved, the Participant shall become vested in the number of Performance Shares that corresponds to the level of achievement of the performance goal set forth below that is certified by the Committee.  Such determination and certification shall occur no later than sixty (60) days after the conclusion of the Performance Period.

2.         Determination of Peer Group:

The “Peer Group” used for purposes of this Exhibit A shall consist of the following 15 companies:

Company	ticker
Agree Realty Corp	ADC
Cedar Realty Trust Inc.	CDR
Farmland Partners Inc.	FPI
First Potomac Realty	FPO
Forestar	FOR
Griffin Industrial Realty	GRIF
HomeFed Corp	HOFD
J.W. Mays Inc.	MAYS
One Liberty Properties	OLP
Preferred Apartment	APTS
St. Joe Co.	JOE
Stratus Properties Inc.	STRS
Tejon Ranch	TRC
Urstadt Biddle	UBA
Whitestone REIT	WSR

If a company in the Peer Group experiences a bankruptcy event during the Performance Period, the company will remain in the Peer Group and its stock price will continue to be tracked for purposes of the Total Shareholder Return calculation.  If the company is subsequently acquired or goes private, the provisions below will apply.  If the company liquidates, the company will remain in the Peer Group and its Ending Stock Price will be reduced to zero.

If a company in the Peer Group is acquired by another company in the Peer Group, the acquired company will be removed from the Peer Group and the surviving company will remain in the Peer Group.

If a company in the Peer Group is acquired by a company not in the Peer Group, the acquired company will remain in the Peer Group, and its Ending Stock Price will be equal to the value per share of the consideration paid to the shareholders of the acquired company in the transaction.  The surviving company in such transaction will not be added to the Peer Group.

If a company in the Peer Group ceases to be a public company due to a going private transaction, the company will remain in the Peer Group, and its Ending Stock Price shall be equal to the value per share of the consideration paid to the shareholders of the target company in the transaction.

3.         Calculation of Total Shareholder Return:

“Total Shareholder Return” for the Company and each company in the Peer Group shall include dividends paid and shall be determined as follows:

Total Shareholder	=	Change in Stock Price + Dividends Paid
Return		Beginning Stock Price

“Beginning Stock Price” shall mean the average closing sale price of one (1) share of common stock for the twenty (20) trading days immediately prior to the first day of the Performance Period, as reported by the New York Stock Exchange,  such other national securities exchange on which the stock is traded or, if the stock is traded over-the-counter, the OTC Bulletin Board, Pink OTC Markets Inc. or other applicable reporting organization.  The Beginning Stock Price shall be appropriately adjusted to reflect any stock splits, reverse stock splits or stock dividends during the Performance Period.

“Change in Stock Price” shall mean the difference between the Ending Stock Price and the Beginning Stock Price.

“Dividends Paid” shall mean the total of all cash and in-kind dividends paid on (1) share of stock during the Performance Period.

“Ending Stock Price” shall mean the average closing sale price of one (1) share of common stock for the twenty  (20) trading days immediately prior to the last day of the Performance Period, except as otherwise provided under “Determination of Peer Group” above.  Such closing sale prices shall be as reported by the New York Stock Exchange, such other national securities exchange on which the stock is traded or, if the stock is traded over-the-counter, the OTC Bulletin Board, Pink OTC Markets Inc. or other applicable reporting organization.

“Performance Period” shall mean the period commencing on January 1, 2017 and ending on December 31, 2019.

4.         Calculation of Percentile Rank:

Following the Total Shareholder Return determination for the Company and the companies in the Peer Group, the “Company Rank” within the Peer Group shall be determined by listing each company in the Peer Group (including the Company) from the highest Total Shareholder Return to lowest Total Shareholder Return and counting up to the Company from the company with the lowest Total Shareholder Return.

The Company’s “Percentile Rank” shall then be determined as follows:

Percentile Rank for	=	Company Rank in Peer Group
Peer Group		Total Number of Companies in the Peer Group
Including the Company

5.         Calculation of Number of Vested Performance Shares:

The percent of Performance Shares that vest shall then be determined based on the following chart:

Company’s Percentile Rank	Percent of Performance Shares to Vest
67th and above	150%
51st	100%
34th	50%
Below 34th	0%

Interpolation shall be used to determine the percent of Performance Shares that vest in the event the Company’s Percentile Rank does not fall directly on one of the ranks listed in the above chart.  Once the percent of Performance Shares to vest has been determined, the percent shall be multiplied by the number of Performance Shares awarded to determine the actual number of Performance Shares that vest, rounded to the next highest whole share.  All Performance Shares that do not vest in accordance with this Exhibit A shall be automatically forfeited and canceled.

6.         Negative TSR Cap:

Notwithstanding anything set forth in Section 5 above, and regardless of the Company’s Percentile Rank, if the Company’s Total Shareholder Return for the Performance Period is negative, then the number of Performance Shares that vest pursuant to Section 5 shall not exceed 100% of the number of Performance Shares granted.